Exhibit 99.1
FOR IMMEDIATE RELEASE
Wednesday, May 24, 2006
10:00 A.M. CDT
BELO ANNOUNCES PROPOSED OFFERING OF
$250 MILLION IN SENIOR NOTES
     DALLAS — Belo Corp. (NYSE: BLC) announced today its offering of $250 million aggregate principal amount of unsubordinated and unsecured senior notes due 2013. Belo intends to use the net proceeds from the offering, which is scheduled to close on Friday, May 26, 2006, for general corporate purposes, which may include reducing the outstanding balance under the Company’s senior credit facility.
     A shelf registration relating to the offering was filed with the Securities and Exchange Commission on May 24, 2006. A prospectus supplement relating to this offering may be obtained from Banc of America Securities LLC, 9 West 57th Street, 6th floor, New York, New York 10019 (telephone (800) 294-1322, prospectus_distributions@bofasecurities.com).
     This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction.
About Belo
Belo Corp. is a media company with a diversified group of television, newspaper, cable and interactive media assets. Belo operates in Texas, the Northwest, the Southwest, the Mid-Atlantic and Rhode Island. Additional information is available at www.belo.com or by contacting Carey Hendrickson, vice president/Investor Relations & Corporate Communications, at 214-977-6626.
     Statements in this communication concerning Belo’s proposed offering that are not historical facts are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.
     Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as general economic conditions, as well as other risks detailed in Belo’s other public disclosures, and filings with the Securities and Exchange Commission (“SEC”) including the Annual Report on Form 10-K.